EXHIBIT 99.1

       CROSSTEX ANNOUNCES CONTINUED CONSECUTIVE INCREASE IN DIVIDENDS AND
                                  DISTRIBUTIONS

    DALLAS, July 24 /PRNewswire-FirstCall/ -- The Crosstex Energy companies today announced the thirteenth consecutive increase in quarterly distributions for Crosstex Energy, L.P. (Nasdaq: XTEX) (the Partnership) and the ninth consecutive increase in quarterly dividends for Crosstex Energy, Inc.

(Nasdaq: XTXI) (the Corporation):

     * Quarterly distributions on the Partnership's common and subordinated units will increase from $0.53 per unit to $0.54 per unit, payable August 15 to unitholders of record on August 2.

     * Quarterly dividends on the Corporation's common stock will increase from $0.60 per share to $0.62 per share, payable August 15 to stockholders of record on August 2.

    The companies have increased distributions and dividends every quarter since the initial public offering of each company.

    About the Crosstex Energy Companies

    Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, ten processing plants, four fractionators, and approximately 150 natural gas amine treating plants and 22 dew point control plants. Crosstex currently provides services for over 3.0 Bcf/day of natural gas, or approximately 6.0 percent of marketed U.S. daily production based on August 2005 Department of Energy data.

    Crosstex Energy, Inc. owns the two percent general partner interest, a 42 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.

    Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com .

    This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included herein constitute forward-looking statements. Although the companies believe that the expectations reflected in the forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct.

SOURCE  Crosstex Energy, L.P.; Crosstex Energy, Inc.
    -0-                             07/24/2006
    /CONTACT: investors, William W. Davis, Executive V.P. and Chief Financial Officer of Crosstex Energy, L.P. and Crosstex Energy, Inc., +1-214-953-9500; or media, Jill McMillan, Public Relations Specialist, +1-214-721-9271, for Crosstex Energy, L.P. and Crosstex Energy, Inc./
    /FCMN Contact: jmcmillan@sunwestpr.com /
    /Web site:  http://www.crosstexenergy.com /
    (XTEX XTXI)